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                                                                    Exhibit 99.1

Contacts:

Anne Louise Palm
Bluetail AB
+46 8692-2200
annlouise@bluetail.com

Kristine Mozes
Stapleton Communications
+01 650-470-0200
kristine@stapleton.com

Jan Stahlberg
Informations Compagniet
jan.stahlberg@infocomp.se
+46 8 660 18 05

Alteon WebSystems to Acquire Bluetail for $152 Million

Sophisticated Application Processing Technology to Enable the Next Step in Personalized Content Networking

STOCKHOLM, SWEDEN, August 28, 2000 - Alteon WebSystems, Inc., [Nasdaq: ATON] today announced a definitive agreement to acquire privately-held Bluetail AB, a Swedish-based Internet startup for approximately US $152 million in a stock-for-stock shareholder exchange.

Bluetail manufactures and markets content-intelligent traffic management software for high-volume Web computing environments. Its core technology is a robust software-processing engine that can identify different types of Web traffic and process the traffic based on individual customer policies and application types.

Bluetail technology enables granular traffic prioritization and customized content manipulation based on each user's unique profile. Personalized services enhance users' experience and are critical to the rapidly growing wireless Web.
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Bluetail's software will play a key role in Alteon's Webworking framework.
Webworking is a new model for delivering the next wave of Web-based applications taking advantage of the convergence of intelligent Web switching and Web computing.

Bluetail's software technology will be incorporated into a suite of a new Webworking applications developed for Alteon's integrated ServiceDirector (iSD) platform (see related iSD release: July 17, 2000).

Under terms of the all-stock deal, each Bluetail shareholder will receive .62995 shares of Alteon WebSystems common stock for every share of Bluetail common stock. Bluetail has issued approximately 1.6 million shares of common stock.

The acquisition of Bluetail, which will be accounted for as a purchase, will result in non-cash charges for deferred compensation and amortization of goodwill of approximately $12 million per quarter.

"Bluetail and its technology will give Alteon a time-to-market advantage in delivering a new class of personalized content-networking capabilities," said Dominic Orr, president and CEO of Alteon WebSystems.

Bluetail's seasoned team includes over 16 research engineers who have focused on developing software products for the rapidly escalating content delivery market.

Based in Stockholm, Sweden, Bluetail was founded in January of 1999 and currently employs a staff of 25. The company is headed by Jan Walerud, president and CEO. Several Bluetail engineers are credited with the invention of Erlang - an open-source programming language specialized for distributed systems and used to develop a variety of different UNIX-based applications. Bluetail's customers include one of Sweden's largest ISPs.
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About Alteon WebSystems
Alteon WebSystems, Inc., provides next-generation Internet infrastructure solutions having pioneered the concept of content-intelligent, Layer 4 through 7 Web switching in 1997. The Company's products enable ISPs, hosters and eBusinesses to intelligently speed content to end users while scaling Web sites and services to meet the rapid growth of the Internet. Alteon's products include modular and stackable Web switches, integrated traffic management software and a line of service delivery products. Alteon's Web switching systems are deployed in Internet data centers around the world by companies including UUNet, ICG Communications, Yahoo!, TicketMaster Online, GTE Internet, DLJdirect, DIGEX, WebTV Networks, Cable & Wireless, NTT and many others. Founded in May of 1996, Alteon WebSystems employs a staff of over 500 around the world and is publicly traded on The Nasdaq Stock Market(R) under the symbol "ATON." The company recently announced that it has agreed to be acquired by Nortel Networks. Visit Alteon WebSystems on the World Wide Web at http://www.alteonwebsystems.com.


About Bluetail AB
Founded in January 1999 and based in Stockholm, Bluetail AB is a Swedish Internet startup specializing in advanced Web traffic management applications. Employing a staff of 25, the Company markets and manufactures a suite of Web computing software for Internet operators both in Sweden and internationally. To find out more, visit Bluetail at www.Bluetail.com

SAFE HARBOR
All trademarks are the property of their respective owners. This release may contain forward-looking statements that are subject to risks and uncertainties. Factors that could cause actual results to differ materially include, but are not limited to, general business conditions in the networking equipment industry, changes in demand for network equipment products of Alteon WebSystems' customers, the timing and amount or cancellation of orders from Alteon WebSystems' customers and other risks detailed from time to time in the company's filings with the Securities and Exchange Commission.